EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP
                              INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, No. 333- ) and related Prospectus-Proxy Statement of HEALTHSOUTH Corporation and National Surgery Centers, Inc. and to the incorporation by reference therein of our report dated February 6, 1998, with respect to the consolidated financial statements of National Surgery Centers, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



June 17, 1998
Chicago, Illinois